EXHIBIT 99.1
HOLLYWOOD MEDIA CORP’S BROADWAY TICKETING BUSINESS RETURNS TO
DOUBLE-DIGIT SALES GROWTH
Sales Pace Returns to Pre-Strike Levels
(New York, NY — December 12, 2007) — Hollywood Media Corp. (NasdaqGM: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, reported today that the Company’s Broadway Ticketing division, which includes Broadway.com, returned to double-digit sales growth following the conclusion of the Broadway stagehands strike. The post-strike sales pace is consistent with growth trends prior to the strike.
The strike ended on November 28, 2007 and caused 19 days of cancelled Broadway performances. The Company estimates that the Broadway Ticketing division lost profits of approximately $1.1 million, due to the refunding to customers of service fees on tickets previously sold for the cancelled performances. The Company will receive full refunds for its costs of the tickets for all shows that were cancelled. The revenues from ticket sales are recognized for income statement purposes on the actual performance dates.
“We are proud of the way we handled our customer service during what was a difficult situation,” commented Mitchell Rubenstein, Hollywood Media’s Chief Executive Officer. “We maintained constant communication with ticket holders who were affected by canceled performances. We’re obviously glad to have the strike behind us and are delighted with our recent sales. We’re pleased with the volume that we saw immediately following the resolution of the stagehands strike and have returned to our double digit sales growth.”
About Hollywood Media Corp.
Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. Hollywood Media’s businesses include: its Broadway Ticketing division including Broadway.com, 1-800-Broadway and Theatre Direct International; and its Ad Sales division including Hollywood.com and the U.K.-based CinemasOnline. Other Hollywood Media businesses include Hollywood.com Television, a free VOD cable TV network, and Hollywood Media’s minority interest in MovieTickets.com.
Note on Forward-Looking Statements
Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth and integrate new businesses, our ability to realize anticipated revenues, cost efficiencies and sources of capital, the impact of potential future dispositions or other strategic transactions by Hollywood Media, our ability to develop and maintain strategic relationships, our ability to compete with other media, data and internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2006. Such forward-looking statements speak only as of the date on which they are made.
Contact:
Investor Relations Department
Hollywood Media Corp.
L. Melheim
ir@boca.hollywood.com
561-998-8000